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                                                                    Exhibit 5.0


                    ATER WYNNE HEWITT DODSON & SKERRITT, LLP
                         222 S.W. Columbia, Suite 1800
                             Portland, Oregon 97201
                             (503) 226-1191 (phone)
                              (503) 226-0079 (fax)

                                October 29, 1996

Board of Directors
OrCAD, Inc.
9300 S.W. Nimbus Avenue
Beaverton, Oregon 97008

Gentlemen:

        In connection with the registration of 500,000 shares of common stock, par value $.01 per share (the "Common Stock"), of OrCAD, Inc., a Delaware corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on October 30, 1996, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 1995 Stock Option Plan for Nonemployee Directors (the "1995 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

        Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the 1995 Plan, when such shares have been delivered against payment therefor as contemplated by the 1995 Plan, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                                        Very truly yours,


                                        Ater Wynne Hewitt Dodson & Skerritt